Letter to Shareholders 1Q24 Gavin & Christine Whitlock Austin, TX Exhibit 99.2

Susan Hickman Sold: Venice, Florida 2 I’ve sold houses many times before, but this was my first time selling on my own. This was the easiest process. My friends asked, ‘You already sold the home?’ and I said, ‘Yes, to Opendoor! You wouldn’t believe it: I walked around the house with my phone camera… it was the easiest thing I’ve ever done!’ – Susan Hickman After Susan Hickman turned 60 in the fall of 2023, her life became a bit more exciting: her daughter became pregnant, and she was ecstatic to soon become “Grandma”. There was just one problem: Susan’s family lived in Nashville, Tennessee, but she resided in a home she owned in Venice, Florida. Florida had been home for Susan for quite some time. It’s where her friends lived and where she planted roots after several moves throughout her life. The thought of moving for the first time on her own was intimidating, particularly with the uncertainty of the current market. The opportunity to move closer to her family before her grandchild arrived pushed Susan to research options for selling her Florida home. She found Opendoor and was surprised and relieved by the certainty and ease the cash offer provided alongside the hassle-free experience that allowed her to skip home showings. Susan’s decision to move was expedited when her daughter’s home in Nashville was tragically hit by a tornado, and she needed a new place to live. With speed, certainty, and simplicity top of mind, Susan decided to sell her Florida home to Opendoor. The sale closed just three weeks after she received her Opendoor cash offer, and she used the proceeds to quickly purchase a new home in Nashville. Susan looks forward to her new chapter where she can be present for her growing family thanks to Opendoor.

Note: Adjusted Operating Expenses, Contribution Profit, Contribution Margin, Adjusted Net Loss, and Adjusted EBITDA are non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” following the financial tables below for further details and a reconciliation of such non-GAAP measures to their nearest comparable GAAP measures. 3 Business Highlights 1Q24 Revenue $1.2 billion 1Q24 Acquisitions 3,458 1Q24 Contribution Margin 4.8% As we entered 2024, we outlined our commitment to three key operating principles: focus, execution, and results. Our first quarter performance reflects our continued progress along this path, with revenue, Contribution Profit, and Adjusted EBITDA results ahead of our guidance and acquisitions nearly doubling versus last year. We continue to focus on what we can control, and our north star remains rescaling the business in a durable and sustainable way. We remain on track to meaningfully ramp acquisitions year-over-year and deliver Contribution Margin within our target annual range of 5% to 7% in 2024. In addition, the progress we made on driving efficiencies across our business last year is allowing us to better leverage our fixed cost base as we continue to scale and drive toward positive Adjusted Net Income. Financial highlights from the first quarter include: ● Purchased 3,458 homes, up 98% versus 1Q23. The year-over-year increase was driven by a combination of lower spreads and continued growth in our partnership channels. ● Sold 3,078 homes which generated $1.2 billion of revenue, above our guidance range of $1.05 billion to $1.10 billion. ● Delivered gross profit of $114 million, representing a 9.7% gross margin. Contribution Profit was $57 million, representing a 4.8% Contribution Margin, above the high end of our implied Contribution Margin guidance range of 3.8% to 4.5%. Notably, the homes we purchased subsequent to the housing reset (homes we made offers on in July of 2022 and after, or our “new book”) have produced quarterly Contribution Margins within or above our annual target margin range for seven consecutive quarters, demonstrating the health of our unit economics across seasons and market environments. ● Recognized Net Loss of $(109) million and Adjusted Net Loss of $(80) million. Adjusted EBITDA Loss was $(50) million, ahead of our guidance range of $(80) million to $(70) million, driven by strong revenue and Contribution Margin and ongoing cost discipline while ramping volumes.

4 Business Highlights 1. Opendoor has not provided a quantitative reconciliation of forecasted Contribution Profit (Loss) to forecasted GAAP gross profit (loss) nor a reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net income (loss) within this shareholder letter because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, inventory valuation adjustment and equity securities fair value adjustment. These items, which could materially affect the computation of forward-looking GAAP gross profit (loss) and net income (loss), are inherently uncertain and depend on various factors, some of which are outside of the Company’s control. For more information regarding the non-GAAP financial measures discussed in this shareholder letter, please see “Use of Non-GAAP Financial Measures” following the financial tables below. 3Q23 Sequential Growth in Acquisitions 17% Last year, we focused our growth investments on expanding our partnership channels across online real estate platforms, agents, and homebuilders, which we continue to expect to be accretive to acquisition volumes. At the end of February, our eXp Realty partnership went live, enabling eXp Realty’s agents to easily request an Opendoor cash offer on qualifying properties directly within their eXp dashboard to present alongside the option of a market listing for their client’s home. In addition to driving incremental acquisitions, we expect this partnership to build our brand awareness within the agent community and serve as another avenue for sellers to learn about the benefits of our flagship cash offer. Listings in our buybox were up 6% year-over-year in the first quarter but remain 15% below pre-COVID levels. We more than doubled our market share in the first quarter versus 1Q23 and increased market share sequentially from 4Q23. While the number of potential sellers in the market may vary throughout the year, which impacts our top-of-funnel, we are driving growth and increasing market penetration through the spreads we incorporate into our offers, increased awareness of our offering, and expansions across our partnership channels. The simplicity and certainty of our product offering continues to attract home sellers to choose Opendoor. Looking ahead, we expect the following results for the second quarter of 2024: ● Revenue is expected to be between $1.4 and $1.5 billion ● Contribution Profit1 is expected to be between $75 and $85 million, or Contribution Margin between 5.4% and 5.7% ● Adjusted EBITDA1 is expected to be between $(35) and $(25) million

5 Business Highlights 2Q24 Acquisition Guidance 4,500+ Additionally, we ended the first quarter with 2,611 homes under contract to purchase, up 24% versus the end of 2023. These dynamics set us up to accelerate our acquisitions to over 4,500 during 2Q24. We are pleased with our results for the first quarter, and our approach to 2024 remains unchanged. With growing volumes that are generating healthy unit economics and a more efficient cost structure in place, we remain focused on achieving sustainable growth as we drive the business towards positive Adjusted Net Income. The NAR Settlement: Consumers Desire Change The proposed National Association of Realtors (“NAR”) settlement represents an important move towards giving consumers more transparency and choice, principles central to how we’ve built our business and aligned with our values of providing consumers with greater certainty, simplicity, and control. We expect the unbundling of buyer broker commissions and increased transparency around transaction costs on the part of home buyers to drive down fees, although the extent of and timeline for that change is hard to call. In the near-term, this settlement should have a neutral to positive impact on our business. Our business model does not rely on earning revenue from commissions paid to buyers’ agents; instead, those commissions are a cost to us that we pay when we resell our homes. In the long-term, this settlement could catalyze several key changes in the industry, and we are well-positioned to navigate these potential developments: ● Lower transaction costs. For many years, sellers have attempted to negotiate fees down, with varying degrees of success. Increased transparency on buyer broker commissions could result in a similar transition, from 2.5% to 3% today to something much lower. If commissions decline or direct sales to buyers increase, Opendoor could pass these cost savings back to consumers in the form of lower spreads – offering higher cash proceeds to sellers and enabling more customers to say yes – at the same margin. Annual Contribution Margin Target 5% to 7% 1Q24 Homes Under Contract to Purchase at Quarter End 2,611 2,114 1,137 2,611 1,661 1Q23 2Q23 3Q23 4Q23 1Q24 1,390

● More transactions. We believe that consumers will be more likely to move as the costs to transact decrease, and Opendoor has the opportunity to be at the center of this transition to a more liquid and lower-fee market. ● And more direct transactions. We expect to see more consumers decide to transact directly instead of listing on the MLS. Opendoor has been building for this future for the last decade, and we believe we are well positioned to capitalize on this change. Our self-touring platform allows consumers to access homes directly – and our unique direct buying offering makes it seamless to evaluate and purchase a home directly from us if consumers aren’t already working with an agent. As for our agent partners and community, our Opendoor for Agents loyalty program and referral offering will continue to offer certainty, transparency, and speed, especially as agents navigate these shifting conditions. Our business succeeds when consumers are happy – happy with our offers on their homes and happy with the experience they have with us – not from hefty commissions and complexities weaved into a highly stressful transaction. We’ve been on this path from the beginning and welcome the change. 6 Business Highlights

Financial Highlights

Our first quarter results reflect our continued execution on sustainably rescaling the business in a durable fashion. In the first quarter, we exceeded the high end of our guidance for revenue, Contribution Margin, and Adjusted EBITDA, and our acquisition volumes are up almost 100% year-over-year. We continue to focus on growing our volumes, generating strong unit economics, and operating with cost discipline, all while offering a seamless, simple, and certain experience for sellers and buyers.

1Q24 Revenue

$1.2 billion



$3,120
$1,976
$980
$870
$1,181
1Q23
2Q23
3Q23
4Q23
1Q24

GROWTH

In the first quarter, we delivered $1.2 billion of revenue, up 36% versus 4Q23 and down 62% versus 1Q23. Revenue exceeded the high end of our guidance range of $1.05 billion to $1.1 billion. The sequential increase followed the growth in acquisitions each quarter last year and benefited from an acceleration in market clearance rates in the quarter, following typical seasonal patterns. Overall, we sold 3,078 homes in 1Q24, up 30% versus 4Q23, with revenue per home sold up 4% versus the prior quarter.

On the acquisition front, we purchased 3,458 homes in the first quarter, down 6% versus 4Q23 and up 98% versus 1Q23. As a reminder, we reduced spreads throughout 2023 as our cost structure and pricing accuracy improvements were partially passed through to our sellers, increasing conversion and acquisition volumes year-over-year. During this time, we also made significant progress with many of our partnership channels, widening our top-of-funnel reach.

1Q24 Homes Acquired

3,458



1,747
2,680
3,136
3,683
3,458
1Q23
2Q23
3Q23
4Q23
1Q24

UNIT ECONOMICS

GAAP Gross Profit was $114 million in 1Q24, versus $72 million in 4Q23 and $170 million in 1Q23. Adjusted Gross Profit (Loss), which aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the home is sold, was $104 million in 1Q24, versus $66 million in 4Q23 and $(102) million in 1Q23. The improvement in Adjusted Gross Profit year-over-year is due to the significant decrease in the net impairment charges now that the old book[2] of inventory is effectively behind us.

2. Old book includes those homes we made offers on in June of 2022 and prior.

7

Contribution Profit (Loss) was $57 million in the first quarter, versus $30 million in the 4Q23 and $(241) million in 1Q23. Contribution Margin of 4.8% came in above our implied guidance range of 3.8% to 4.5%, and compares to 3.4% in 4Q23 and (7.7)% in 1Q23. Contribution Margin improvement was expected, driven by fewer old book home sales. We continue to expect to deliver within our 5% to 7% annual Contribution Margin target for the full year 2024. NET LOSS AND ADJUSTED EBITDA GAAP Net Loss was $(109) million in 1Q24, versus $(91) million in 4Q23 and $(101) million in 1Q23. Adjusted Net Loss was $(80) million in 1Q24, versus $(97) million in 4Q23 and $(409) million in 1Q23. GAAP Operating Expenses were $201 million in 1Q24, versus $187 million in 4Q23 and $294 million in 1Q23. Adjusted Operating Expenses, which we define as the delta between Contribution Profit (Loss) and Adjusted EBITDA, were $107 million in 1Q24, up from $99 million in 4Q23 and $100 million in 1Q23. This sequential increase was expected as we ramped our marketing spend by nearly 60% versus 4Q23. The outperformance against our guidance of $120 million is a result of more moderate hiring than anticipated as we rescaled our operations with discipline ahead of expectations for increasing volumes. Adjusted EBITDA was $(50) million in 1Q24, ahead of the high end of our guidance range, compared to $(69) million in 4Q23 and $(341) million in 1Q23. This metric came in ahead of our expectations due to strong revenue performance, unit margin outperformance, and cost discipline, which led to lower than expected Adjusted Operating Expenses. INVENTORY We ended the quarter with 5,706 homes in inventory on our balance sheet, representing $1.9 billion in net inventory, which was up 6% from 4Q23 and down 11% from 1Q23. The health of our inventory portfolio remains strong relative to the market. As of March 31, 2024, 15% of our homes had been listed 8 Financial Highlights 1Q24 Contribution Margin 4.8% 1Q24 Adj. Operating Expenses $107 million $78 $99$100 $107 $92 1Q23 2Q23 3Q23 4Q23 1Q24 on the market for more than 120 days, compared to 19% for the broader market, as adjusted for our buybox. OTHER BALANCE SHEET ITEMS We ended the first quarter with $1.3 billion in capital, which includes $1.0 billion in unrestricted cash and marketable securities and $181 million of equity invested in homes and related assets, net of inventory valuation adjustments. This compares to $1.3 billion in capital as of the end of the year, which included $1.1 billion in unrestricted cash and marketable securities and $161 million of equity invested in homes and related assets, net of inventory valuation adjustments. At quarter-end, we had $8.0 billion in non-recourse, asset-backed borrowing capacity, comprising $3.8 billion of senior revolving credit facilities and $4.2 billion of senior and mezzanine term debt facilities, of which total committed borrowing capacity was $2.5 billion. Today, we established an at-the-market (“ATM”) equity offering program to give us flexibility and optionality in managing our capital structure. The ATM program allows us to sell up to $200 million in equity through open market transactions and is available until May 2027. We are making progress towards achieving positive Adjusted Net Income, and as we demonstrated with our convertible note repurchases in 2023, we are managing our balance sheet with discipline. We will continue to be prudent with our cost of capital. HOUSING MACRO The U.S. economy continues to show steady growth, unemployment remains low, and, while inflation has slowed from its peak, it remains above the Federal Reserve’s target 2% inflation rate. Since the start of the year, 30-year fixed mortgage rates have climbed by approximately 50 basis points as recent economic data suggests that interest rate decreases are less imminent than previously expected. In the first quarter of 2024, housing market transactions were at an annual rate of approximately four million, below the 10-year 9 Financial Highlights 1Q24 Total Capital $1.3 billion 1Q24 Cash, Cash Equivalents, and Marketable Securities $1.0 billion average of over five million annual transactions. This is due to a combination of many homeowners locked into existing low-rate mortgages and home buyer affordability constraints. Against that backdrop, we have continued to observe balanced supply and demand, which has translated through to stable short-term home prices. We expect transaction volumes to gradually increase as mortgage rates eventually decline and demographic factors contribute to natural home turnover. In the interim, we look to drive growth by gaining market share through increased brand awareness and expansions across our partnership channels. We will continue to preserve flexibility in setting spreads to operate against a range of macroeconomic outcomes in 2024. SEASONALITY Seasonality is top of mind as we enter the spring home selling season. While the housing market has been anything but “normal” the last few years given COVID, a record low interest rate environment, and a once-in-forty-year rate shock, seasonality is reflected in the housing market every year. Consumer behavior drives changes in home selling and buying demand throughout the year and is a key input into how we manage our inventory and set spreads. As such, we thought it would be helpful to provide a short primer on how seasonal trends in the residential real estate market impact our business decisions as we balance growth, margin, and risk quarter-to-quarter. ● Spreads. As a reminder, our spread is reflective of multiple factors, including our Contribution Margin target and expected home price changes over our holding period. During the fourth and first quarters, we generally expect to embed lower spreads into our offers, given these homes will be sold into the second and third quarters which typically realize higher home price appreciation (HPA) during the holding period (“selling season”). Conversely, during the second and third quarters, we generally operate with higher spreads given those homes will be sold into the fourth and first quarters which typically see lower HPA during the holding period. ● Acquisition Volumes. There are three primary inputs that drive quarterly acquisition volumes – market transaction 10 Financial Highlights volumes, spreads, and marketing spend. Market transaction volumes peak in the second and third quarters and trough in the fourth and first quarters, and our marketing dollars tend to be most cost-effective leading into the periods when there are more consumers in the market. In a typical year, the combined effect of higher market transaction volumes and marketing spend offsets higher spreads, resulting in higher acquisitions in the second and third quarters. Conversely, during the fourth and first quarters, acquisition volumes tend to be lower because of lower market transaction volumes and marketing dollars despite generally lower spreads. This seasonal dynamic between market transaction volumes and home price movements is incorporated into how we both deploy our advertising dollars and adjust our spreads to maximize annual Contribution Profit dollars while operating within our risk guardrails. We have an annual Contribution Margin target of 5% to 7% because we expect some quarter-to-quarter margin volatility based on market seasonality and business targets to balance growth, margin, and risk. By maintaining quarterly Contribution Margin flexibility, we are able to mitigate spread volatility, which improves our value proposition by delivering greater consistency in our cash offers to customers. GUIDANCE We expect the following results for the second quarter of 2024: ● Revenue is expected to be between $1.4 billion and $1.5 billion ● Contribution Profit1 is expected to be between $75 million and $85 million, or Contribution Margin between 5.4% and 5.7% ● Adjusted EBITDA1 is expected to be between $(35) million to $(25) million ● Stock-based compensation expense is expected to be approximately $35 million We expect our first quarter acquisition volumes will be the lowest quarter of purchases for the year. As previously mentioned, acquisition contract volumes increased during the first quarter, with 11 Financial Highlights 2Q24 Revenue Guidance $1.4 to $1.5 billion 2Q24 Contribution Profit1 Guidance $75 to $85 million 2Q24 Adjusted EBITDA1 Guidance $(35) to $(25) million

12 Financial Highlights homes under contract at quarter-end up 24% versus year-end. Contract pacing, alongside continued marketing spend and seasonal tailwinds from the spring selling season, should result in home acquisitions of over 4,500 in 2Q24. Given the selling season typically peaks during the second quarter, we expect acquisitions to be flat or modestly decline on a sequential basis in the third quarter. We remain on track to significantly reduce Adjusted Net Losses this year as we grow acquisitions year-over-year while operating within our target annual Contribution Margin range. CONCLUSION From the very start, we’ve built Opendoor with consumers at the center of all that we do. Consumers are indicating they’re ready for a change, and our direct sell and buy experience is uniquely positioned to provide it. We’re empowering consumers with more control and a simple, certain, and transparent offering during one of life’s most important transactions. We are energized for the future as we remain focused on execution – rescaling the business in a sustainable way – and delivering results.

13Raleigh-Durham, NC Carrie Wheeler, CEO Christy Schwartz, Interim CFO CONFERENCE CALL INFORMATION Opendoor will host a conference call to discuss its financial results on May 2, 2024 at 2:00 p.m. Pacific Time. A live webcast of the call can be accessed from Opendoor’s Investor Relations website at https://investor.opendoor.com. An archived version of the webcast will be available from the same website after the call. May 2nd, 2024 at 2 p.m. PT investor.opendoor.com LIVE WEBCAST

/ Opendoor/ OpendoorHQ Company / Opendoor-com investor.opendoor.com

15 Definitions & Financial Tables

This shareholder letter contains certain forward-looking statements within the meaning of Section 27A the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking, including, without limitation, statements regarding: current and future health and stability of the real estate housing market and general economy; volatility of mortgage interest rates and expectations regarding the future shifts in behavior by consumers and partners; the health and status of our financial condition and whether we will be able to rescale our business in 2024; anticipated future results of operations or financial performance, including our second quarter of 2024 and full year outlook, our ability to deliver Contribution Margin within our target annual range, and our ability to achieve Adjusted Net Income breakeven and other long-term performance targets; the expected impact of the NAR settlement on our business; our expectations regarding the impact of trends in seasonality on the real estate industry and our business; priorities of the Company to achieve future financial and business goals; our ability to continue to effectively navigate the markets in which we operate; anticipated future and ongoing impacts and benefits of acquisitions, advertising, partnership channel expansions, product innovations and other business decisions; health of our balance sheet to weather ongoing market transitions; our ability to adopt an effective approach to manage economic and industry risk, as well as inventory health; our expectations with respect to the future success of our partnerships and our ability to drive significant growth in sales volumes through such partnerships; business strategy and plans, including any plans to expand into additional markets, market opportunity and expansion and objectives of management for future operations, including statements regarding the benefits and timing of the roll out of new markets, products or technology; and the expected diversification of funding sources. Forward-looking statements generally are identified by the words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “intend”, “may”, “might”, “opportunity”, “outlook”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strategy”, “strive”, “target”, “vision”, “will”, or “would”, any negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. The factors that could cause or contribute to actual future events to differ materially from the forward-looking statements in this shareholder letter include but are not limited to: the current and future health and stability of the economy, financial conditions and the residential housing market, including any extended downturns or slowdowns; changes in general economic and financial conditions (including federal monetary policy, interest rates, inflation, actual or anticipated recession, home price fluctuations, and housing inventory) that may reduce demand for our products and services, lower our profitability or reduce our access to future financings; our real estate assets and increased competition in the U.S. residential real estate industry; our ability to operate and grow our core business products, including the ability to obtain sufficient financing and resell purchased homes; investment of resources to pursue strategies and develop new products and services that may not prove effective or that are not attractive to customers and real estate partners or that do not allow us to compete successfully; our ability to acquire and resell homes profitably; our ability to grow market share in our existing markets or any new markets we may enter; our ability to manage our growth effectively; our ability to expeditiously sell and appropriately price our inventory; our ability to access sources of capital, including debt financing and securitization funding to finance our real estate inventories and other sources of capital to finance operations and growth; our ability to maintain and enhance our products and brand, and to attract customers; our ability to manage, develop and refine our technology platform, including our automated pricing and valuation technology; ability to comply with multiple listing service rules and requirements to access and use listing data, and to maintain or establish relationships with listings and data providers; our ability to obtain or maintain licenses and permits to support our current and future business operations; acquisitions, strategic partnerships, joint ventures, capital-raising activities or other corporate transactions or commitments by us or our competitors; actual or anticipated changes in technology, products, markets or services by us or our competitors; our success in retaining or recruiting, or changes required in, our officers, key employees and/or directors; any future impact of pandemics or epidemics, including any future resurgences of COVID-19 and its variants, or other public health crises on our ability to operate, demand for our products and services, or other general economic conditions; the impact of the regulatory environment within our industry and complexities with compliance related to such environment; changes in laws or government regulation affecting our business; and the impact of pending or any future litigation or regulatory actions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 15, 2024, as updated by our periodic reports and other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations. 16 Forward-Looking Statements

Use of Non-GAAP Financial Measures To provide investors with additional information regarding the Company’s financial results, this shareholder letter includes references to certain non-GAAP financial measures that are used by management. The Company believes these non-GAAP financial measures including Adjusted Gross Profit (Loss), Contribution Profit (Loss), Adjusted Net Loss, Adjusted EBITDA, Adjusted Operating Expenses, and any such non-GAAP financial measures expressed as a Margin, are useful to investors as supplemental operational measurements to evaluate the Company’s financial performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Management uses these non- GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s recurring operating results. Adjusted Gross Profit (Loss) and Contribution Profit (Loss) To provide investors with additional information regarding our margins and return on inventory acquired, we have included Adjusted Gross Profit (Loss) and Contribution Profit (Loss), which are non-GAAP financial measures. We believe that Adjusted Gross Profit (Loss) and Contribution Profit (Loss) are useful financial measures for investors as they are supplemental measures used by management in evaluating unit level economics and our operating performance. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and adjacent services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period. Contribution Profit (Loss) provides investors a measure to assess Opendoor’s ability to generate returns on homes sold during a reporting period after considering home purchase costs, renovation and repair costs, holding costs and selling costs. Adjusted Gross Profit (Loss) and Contribution Profit (Loss) are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit. 17 Definitions

Adjusted Gross Profit (Loss) / Margin We calculate Adjusted Gross Profit (Loss) as gross profit (loss) under GAAP adjusted for (1) inventory valuation adjustment in the current period, and (2) inventory valuation adjustment in prior periods. Inventory valuation adjustment in the current period is calculated by adding back the inventory valuation adjustments recorded during the period on homes that remain in inventory at period end. Inventory valuation adjustment in prior periods is calculated by subtracting the inventory valuation adjustments recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross Profit (Loss) as a percentage of revenue. We view this metric as an important measure of business performance as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit (Loss) helps management assess home pricing, service fees and renovation performance for a specific resale cohort. Contribution Profit (Loss) / Margin We calculate Contribution Profit (Loss) as Adjusted Gross Profit (Loss), minus certain costs incurred on homes sold during the current period including: (1) holding costs incurred in the current period, (2) holding costs incurred in prior periods, and (3) direct selling costs. The composition of our holding costs is described in the footnotes to the reconciliation table below. Contribution Margin is Contribution Profit (Loss) as a percentage of revenue. We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit (Loss) helps management assess inflows and outflows directly associated with a specific resale cohort. 18 Definitions

19 Adjusted Net Loss and Adjusted EBITDA / Margin We also present Adjusted Net Loss and Adjusted EBITDA, which are non-GAAP financial measures that management uses to assess our underlying financial performance. These measures are also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe these measures provide investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non-cash, not directly related to our revenue-generating operations, not aligned to related revenue, or not reflective of ongoing operating results that vary in frequency and amount. Adjusted Net Loss and Adjusted EBITDA are supplemental measures of our operating performance and have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. These measures also include inventory valuation adjustments that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, inventory valuation adjustments required to be recorded under GAAP in the same period. These measures could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is net income (loss). We calculate Adjusted Net Loss as GAAP net income (loss) adjusted to exclude non-cash expenses of stock-based compensation, equity securities fair value adjustment, and intangibles amortization expense. It excludes expenses that are not directly related to our revenue-generating operations such as restructuring. It excludes (gain) loss on extinguishment of debt as these expenses or gains were incurred as a result of decisions made by management to repay portions of our outstanding credit facilities and the 0.25% convertible senior notes due in 2026 (the "2026 Notes") early; these expenses are not reflective of ongoing operating results and vary in frequency and amount. Adjusted Net Loss also aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non-GAAP financial measures of unit economics, as described above. Our calculation of Adjusted Net Loss does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date. We calculated Adjusted EBITDA as Adjusted Net Loss adjusted for depreciation and amortization, property financing and other interest expense, interest income, and income tax expense. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of revenue. Definitions

20 Adjusted Operating Expense We also present Adjusted Operating Expense, which is a non-GAAP financial measure that bridges the difference between Contribution Profit and Adjusted EBITDA. We believe this measure provides investors and analysts meaningful period over period comparisons by showing the remaining operating expenses after the costs related to unit level performance are moved to contribution profit and certain charges that are non-cash, or not directly related to our revenue-generating operations are removed. Adjusted Operating Expense is a supplemental measure of our operating expenditures and has important limitations. For example, this measure excludes the impact of certain costs required to be recorded under GAAP. This measure removes holding costs and direct selling costs incurred on homes sold during the current period, including holding costs recorded in prior periods, and moves these costs to contribution margin. This measure could differ substantially from similarly titled measures presented by other companies in our industry or in other industries. Accordingly, this measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of this measure to the most directly comparable GAAP financial measure, which is operating expenses. We calculate Adjusted Operating Expense as GAAP operating expense adjusted to exclude direct selling costs and holding costs included in determining Contribution Profit (Loss). The measure also excludes non-cash expenses of stock-based compensation, depreciation and amortization, and intangibles amortization. It also excludes expenses that are not directly related to our revenue-generating operations such as restructuring charges. Adjusted Sales, Marketing and Operations, Adjusted General and Administrative, Adjusted Technology and Development We also present Adjusted Sales, Marketing and Operations, Adjusted General and Administrative, and Adjusted Technology and Development, which are non-GAAP financial measures that provide investors and analysts meaningful period over period comparisons by showing the remaining operating expenses after the costs related to unit level performance are moved to contribution profit and certain charges that are non-cash are removed. These supplemental measures of our operating expenditures have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. Specifically, Adjusted Sales, Marketing and Operations removes holding costs and direct selling costs incurred on homes sold during the current period, including holding costs recorded in prior periods, and moves these costs to contribution margin. These measures could differ substantially from similarly titled measures presented by other companies in our industry or in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which are Sales, marketing and operations expense, General and administrative expense and Technology and development expense. We calculate Adjusted Sales, Marketing and Operations as GAAP sales, marketing and operations expenses to exclude direct selling costs and holding costs included in determining Contribution Profit. This measure also excludes non-cash expenses of stock-based compensation and depreciation and amortization associated with sales, marketing and operations assets. We calculate Adjusted General and Administrative as GAAP general and administrative expenses to exclude non-cash expenses of stock-based compensation, depreciation, and amortization of intangibles associated with general and administrative assets. It also excludes expenses that are not directly related to our revenue-generating operations. We calculate Adjusted Technology and Development as GAAP technology and development expenses to exclude non-cash expenses of stock-based compensation, depreciation and amortization associated with technology and development assets. Definitions

21 Three Months Ended March 31, 2024 December 31, 2023 September 30, 2023 June 30, 2023 March 31, 2023 Revenue $ 1,181 $ 870 $ 980 $ 1,976 $ 3,120 Gross profit $ 114 $ 72 $ 96 $ 149 $ 170 Gross Margin 9.7% 8.3% 9.8% 7.5% 5.4 % Net (loss) income $ (109) $ (91) $ (106) $ 23 $ (101) Number of markets (at period end) 50 50 53 53 53 Homes sold 3,078 2,364 2,687 5,383 8,274 Homes purchased 3,458 3,683 3,136 2,680 1,747 Homes in inventory (at period end) 5,706 5,326 4,007 3,558 6,261 Inventory (at period end) $ 1,881 $ 1,775 $ 1,311 $ 1,149 $ 2,118 Percentage of homes “on the market” for greater than 120 days (at period end) 15% 18% 12% 24% 59 % Non-GAAP Financial Highlights (1) Contribution Profit (Loss) $ 57 $ 30 $ 43 $ (90) $ (241) Contribution Margin 4.8% 3.4% 4.4% (4.6) % (7.7) % Adjusted EBITDA $ (50) $ (69) $ (49) $ (168) $ (341) Adjusted EBITDA Margin (4.2) % (7.9) % (5.0) % (8.5) % (10.9) % Adjusted Net Loss $ (80) $ (97) $ (75) $ (197) $ (409) OPENDOOR TECHNOLOGIES INC. FINANCIAL HIGHLIGHTS AND OPERATING METRICS (In millions, except percentages, homes sold, number of markets, homes purchased, and homes in inventory) (Unaudited) (1) See “—Use of Non-GAAP Financial Measures” for further details and a reconciliation of such non-GAAP measures to their nearest comparable GAAP measures.

22 Three Months Ended March 31, 2024 December 31, 2023 September 30, 2023 June 30, 2023 March 31, 2023 REVENUE $ 1,181 $ 870 $ 980 $ 1,976 $ 3,120 COST OF REVENUE 1,067 798 884 1,827 2,950 GROSS PROFIT 114 72 96 149 170 OPERATING EXPENSES: Sales, marketing and operations 113 89 85 124 188 General and administrative 47 48 48 44 66 Technology and development 41 46 42 39 40 Restructuring — 4 — 10 — Total operating expenses 201 187 175 217 294 LOSS FROM OPERATIONS (87) (115) (79) (68) (124) GAIN ON EXTINGUISHMENT OF DEBT — 34 — 104 78 INTEREST EXPENSE (37) (37) (47) (53) (74) OTHER INCOME – Net 15 27 20 41 19 (LOSS) INCOME BEFORE INCOME TAXES (109) (91) (106) 24 (101) INCOME TAX EXPENSE — — — (1) — NET (LOSS) INCOME $ (109) $ (91) $ (106) $ 23 $ (101) Net (loss) income per share attributable to common shareholders: Basic $ (0.16) $ (0.14) $ (0.16) $ 0.04 $ (0.16) Diluted $ (0.16) $ (0.14) $ (0.16) $ 0.03 $ (0.16) Weighted-average shares outstanding: Basic 682,457 672,662 662,149 646,062 641,916 Diluted 682,457 672,662 662,149 667,159 641,916 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except share amounts which are presented in thousands, and per share amounts) (Unaudited)

23 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) March 31, 2024 December 31, 2023 ASSETS CURRENT ASSETS: Cash and cash equivalents $ 953 $ 999 Restricted cash 333 541 Marketable securities 37 69 Escrow receivable 15 9 Real estate inventory, net 1,881 1,775 Other current assets 65 52 Total current assets 3,284 3,445 PROPERTY AND EQUIPMENT – Net 66 66 RIGHT OF USE ASSETS 23 25 GOODWILL 4 4 INTANGIBLES – Net 4 5 OTHER ASSETS 23 22 TOTAL ASSETS $ 3,404 $ 3,567 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable and other accrued liabilities $ 69 $ 64 Interest payable 1 1 Lease liabilities - current portion 4 5 Total current liabilities 74 70 NON-RECOURSE ASSET-BACKED DEBT – Net of current portion 2,036 2,134 CONVERTIBLE SENIOR NOTES 376 376 LEASE LIABILITIES – Net of current portion 18 19 OTHER LIABILITIES 1 1 Total liabilities 2,505 2,600 SHAREHOLDERS’ EQUITY: Common stock, $0.0001 par value; 3,000,000,000 shares authorized; 688,560,794 and 677,636,163 shares issued, respectively; 688,560,794 and 677,636,163 shares — — Additional paid-in capital 4,341 4,301 Accumulated deficit (3,442) (3,333) Accumulated other comprehensive loss — (1) Total shareholders’ equity 899 967 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 3,404 $ 3,567

24 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) (Unaudited) Three Months Ended March 31, 2024 2023 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss $ (109) $ (101) Adjustments to reconcile net loss to cash, cash equivalents, and restricted cash (used in) provided by operating activities: Depreciation and amortization  14 22 Amortization of right of use asset 2 2 Stock-based compensation 33 42 Inventory valuation adjustment 7 23 Change in fair value of equity securities 2 (1) Other 2 — Proceeds from sale and principal collections of mortgage loans held for sale — 1 Gain on extinguishment of debt — (78) Changes in operating assets and liabilities: Escrow receivable (6) (12) Real estate inventory (114) 2,306 Other assets (13) (10) Accounts payable and other accrued liabilities 6 (22) Interest payable — (8) Lease liabilities (2) (2) Net cash (used in) provided by operating activities (178) 2,162 CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of property and equipment (8) (8) Proceeds from sales, maturities, redemptions and paydowns of marketable securities 30 38 Net cash provided by investing activities 22 30 CASH FLOWS FROM FINANCING ACTIVITIES: Repurchase of convertible senior notes — (101) Proceeds from exercise of stock options — 1 Proceeds from issuance of common stock for ESPP 2 1 Proceeds from non-recourse asset-backed debt — 224 Principal payments on non-recourse asset-backed debt (100) (1,446) Payment for early extinguishment of debt — (4) Net cash used in financing activities (98) (1,325) Net (decrease) increase in cash, cash equivalents, and restricted cash (254) 867 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of period 1,540 1,791 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period $ 1,286 $ 2,658 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest $ 34 $ 74 DISCLOSURES OF NONCASH ACTIVITIES: Stock-based compensation expense capitalized for internally developed software $ 5 $ 6 RECONCILIATION TO CONDENSED CONSOLIDATED BALANCE SHEETS: Cash and cash equivalents $ 953 $ 1,143 Restricted cash 333 1,515 Cash, cash equivalents, and restricted cash $ 1,286 $ 2,658

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS PROFIT (LOSS) AND CONTRIBUTION PROFIT (LOSS) TO OUR GROSS PROFIT (LOSS)
(Unaudited)

	Three Months Ended				
(in millions, except percentages and homes sold, or as noted)	**March 31, 2024**	**December 31, 2023**	**September 30, 2023**	**June 30, 2023**	**March 31, 2023**
Revenue (GAAP)	**$ 1,181**	**$ 870**	**$ 980**	**$ 1,976**	**$ 3,120**
Gross profit (GAAP)	**$ 114**	**$ 72**	**$ 96**	**$ 149**	**$ 170**
Gross Margin	9.7 %	8.3 %	9.8 %	7.5 %	5.4 %
Adjustments:					
Inventory valuation adjustment – Current Period(1)(2)	7	11	17	14	23
Inventory valuation adjustment – Prior Periods(1)(3)	(17)	(17)	(29)	(156)	(295)
Adjusted Gross Profit (Loss)	**$ 104**	**$ 66**	**$ 84**	**$ 7**	**$ (102)**
Adjusted Gross Margin	8.8 %	7.6 %	8.6 %	0.4 %	(3.3)%
Adjustments:					
Direct selling costs(4)	(34)	(26)	(28)	(58)	(85)
Holding costs on sales – Current Period(5)(6)	(5)	(3)	(4)	(6)	(13)
Holding costs on sales – Prior Periods(5)(7)	(8)	(7)	(9)	(33)	(41)
Contribution Profit (Loss)	**$ 57**	**$ 30**	**$ 43**	**$ (90)**	**$ (241)**
Homes sold in period	3,078	2,364	2,687	5,383	8,274
Contribution Profit (Loss) per Home Sold (in thousands)	**$ 19**	**$ 13**	**$ 16**	**$ (17)**	**$ (29)**
Contribution Margin	4.8 %	3.4 %	4.4 %	(4.6)%	(7.7)%

(1) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(2) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(3) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(5) Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(6) Represents holding costs incurred in the period presented on homes sold in the period presented.

(7) Represents holding costs incurred in prior periods on homes sold in the period presented.

25

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED NET LOSS AND ADJUSTED EBITDA TO OUR NET (LOSS) INCOME
(Unaudited)

	Three Months Ended				
(in millions, except percentages)	**March 31, 2024**	**December 31, 2023**	**September 30, 2023**	**June 30, 2023**	**March 31, 2023**
Revenue (GAAP)	**$ 1,181**	**$ 870**	**$ 980**	**$ 1,976**	**$ 3,120**
Net (loss) income (GAAP)	**$ (109)**	**$ (91)**	**$ (106)**	**$ 23**	**$ (101)**
Adjustments:					
Stock-based compensation	33	32	31	21	42
Equity securities fair value adjustment[(1)]	2	(3)	11	(6)	(1)
Intangibles amortization expense[(2)]	2	2	2	1	2
Inventory valuation adjustment – Current Period[(3)(4)]	7	11	17	14	23
Inventory valuation adjustment — Prior Periods[(3)(5)]	(17)	(17)	(29)	(156)	(295)
Restructuring[(6)]	—	4	—	10	—
Gain on extinguishment of debt	—	(34)	—	(104)	(78)
Other[(7)]	2	(1)	(1)	—	(1)
Adjusted Net Loss	**$ (80)**	**$ (97)**	**$ (75)**	**$ (197)**	**$ (409)**
Adjustments:					
Depreciation and amortization, excluding amortization of intangibles	11	15	9	9	12
Property financing[(8)]	32	32	38	44	60
Other interest expense[(9)]	5	5	9	9	14
Interest income[(10)]	(18)	(24)	(30)	(34)	(18)
Income tax expense	—	—	—	1	—
Adjusted EBITDA	**$ (50)**	**$ (69)**	**$ (49)**	**$ (168)**	**$ (341)**
Adjusted EBITDA Margin	(4.2)%	(7.9)%	(5.0)%	(8.5)%	(10.9)%

(1) Represents the gains and losses on certain financial instruments, which are marked to fair value at the end of each period.

(2) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

(3) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(4) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(5) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(6) Restructuring costs consist primarily of severance and employee termination benefits and bonuses.

(7) Includes primarily gain or loss on the sale of available for sale securities, sublease income, gain or loss on the disposal of property and equipment, and income from equity method investments.

(8) Includes interest expense on our non-recourse asset-backed debt facilities.

(9) Includes amortization of debt issuance costs and loan origination fees, commitment fees, unused fees, other interest related costs on our asset-backed debt facilities, and interest expense related to the 2026 Notes outstanding.

(10) Consists mainly of interest earned on cash, cash equivalents, restricted cash, and marketable securities.

26

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED OPERATING EXPENSES
TO OUR OPERATING EXPENSES
(Unaudited)

	Three Months Ended				
(in millions, except percentages)	**March 31, 2024**	**December 31, 2023**	**September 30, 2023**	**June 30, 2023**	**March 31, 2023**
OPERATING EXPENSES:					
Sales, marketing and operations	113	89	85	124	188
General and administrative	47	48	48	44	66
Technology and development	41	46	42	39	40
Restructuring	—	4	—	10	—
Total Operating Expenses (GAAP)	**$ 201**	**$ 187**	**$ 175**	**$ 217**	**$ 294**
Operating Expenses (GAAP)	**$ 201**	**$ 187**	**$ 175**	**$ 217**	**$ 294**
Adjustments:					
Direct Selling Costs[1]	(34)	(26)	(28)	(58)	(85)
Holding costs included in contribution profit[2]	(13)	(10)	(13)	(39)	(54)
Stock-based compensation	(33)	(32)	(31)	(21)	(42)
Intangibles amortization expense[3]	(2)	(2)	(2)	(1)	(2)
Restructuring	—	(4)	—	(10)	—
Depreciation and amortization, excluding amortization of intangibles	(11)	(15)	(9)	(9)	(12)
Other	(1)	1	—	(1)	1
Total Adjusted Operating Expenses (Non-GAAP)	**$ 107**	**$ 99**	**$ 92**	**$ 78**	**$ 100**

[1] Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

[2] Represents holding costs incurred in the period presented on homes sold in the period presented as well as holding costs incurred in prior periods on homes sold in the period presented ("Resale Cohort Holding Costs.") Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing and operations on the Condensed Consolidated Statements of Operations in the period in which they are incurred ("GAAP Holding Costs.")

[3] Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

27

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED SALES, MARKETING AND OPERATIONS; ADJUSTED GENERAL AND ADMINISTRATIVE; AND ADJUSTED TECHNOLOGY AND DEVELOPMENT EXPENSES TO THEIR CORRESPONDING GAAP MEASURES

(Unaudited)

	Three Months Ended				
(in millions)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Sales, marketing and operations (GAAP)[1]	$ 113	$ 89	$ 85	$ 124	$ 188
Direct Selling Costs[2]	(34)	(26)	(28)	(58)	(85)
Holding costs included in contribution profit[3][4]	(13)	(10)	(13)	(39)	(54)
Stock-based compensation	(5)	(4)	(4)	(4)	(4)
Intangibles amortization expense[5]	(2)	—	(1)	(1)	(1)
Depreciation and amortization, excluding amortization of intangibles	—	—	(1)	(2)	(2)
Adjusted Sales, Marketing and Operations (Non-GAAP)[6]	$ 59	$ 49	$ 38	$ 20	$ 42
General and administrative (GAAP)	$ 47	$ 48	$ 48	$ 44	$ 66
Stock-based compensation	(16)	(16)	(15)	(5)	(27)
Depreciation and amortization, excluding amortization of intangibles	—	—	(1)	—	(1)
Other	(1)	1	—	(1)	1
Adjusted General and Administrative (Non-GAAP)[6]	$ 30	$ 33	$ 32	$ 38	$ 39
Technology and development (GAAP)	$ 41	$ 46	$ 42	$ 39	$ 40
Stock-based compensation	(12)	(12)	(12)	(12)	(11)
Intangibles amortization expense[5]	—	(2)	(1)	—	(1)
Depreciation and amortization, excluding amortization of intangibles	(11)	(15)	(7)	(7)	(9)
Adjusted Technology and Development (Non-GAAP)[6]	$ 18	$ 17	$ 22	$ 20	$ 19
Note: Advertising expenses[1]	$ 27	$ 17	$ 16	$ 15	$ 27

(1) Advertising expenses included in Sales, marketing and operations.

(2) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(3) Represents holding costs incurred in the period presented on homes sold in the period presented as well as holding costs incurred in prior periods on homes sold in the period presented ("Resale Cohort Holding Costs.") Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing and operations on the Condensed Consolidated Statements of Operations in the period in which they are incurred ("GAAP Holding Costs.")

(4) The table below presents the timing difference within Adjusted Sales, marketing and operations related to holding costs. The amount of GAAP Holding Costs recognized during the period may be in excess of/ (less than) the amount of Resale Cohort Holding costs related to homes sold in the relevant period and included in Contribution Profit.

	Three Months Ended				
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Total GAAP Holding Costs	$ 11	$ 13	$ 12	$ 12	$ 28
Holding costs on sales - Current Period	(5)	(3)	(4)	(6)	(13)
Holding costs on sales - Prior Periods	(8)	(7)	(9)	(33)	(41)
Less: Resale Cohort Holding Costs	(13)	(10)	(13)	(39)	(54)
GAAP Holding Costs in excess of / (less than) Resale Holding Costs included in Contribution Profit	$ (2)	$ 3	$ (1)	$ (27)	$ (26)

(5) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

(6) The sum of Adjusted Sales, Marketing and Operations, Adjusted General and Administrative, and Adjusted Technology and Development expenses is equal to Total Adjusted Operated Expenses (Non-GAAP). Refer to the "Reconciliation of our Adjusted Operating Expenses to our Operating Expenses" table on Page 27.

28

Appendix 29

1. MLS Clearance Rate is defined as the number of daily contracts that enter pending status on the Multiple Listing Service (i.e. market listings), filtered for Opendoor’s markets and buybox, divided by the number of active listings on the Multiple Listing Service, filtered for the same markets and buybox. Appendix Trailing 7-Day MLS Clearance Rate1 MLS Data Filtered to Opendoor Markets and Buybox Trailing 7-Day MLS Contracts MLS Data Filtered to Opendoor Markets and Buybox Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 30 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec

Trailing 7-Day MLS New Listings MLS Data Filtered to Opendoor Markets and Buybox Appendix Trailing 7-Day MLS Active Listings MLS Data Filtered to Opendoor Markets and Buybox Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 31

Appendix 30-Day Rolling Home Price Appreciation (HPA) Weighted to Opendoor Markets; Non-Seasonally Adjusted Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 32